Exhibit 10.11

Employment Agreement

This Employment Agreement (hereafter referred to as this “Agreement”) is entered into by and between Foshan S.P.L Special Materials Company (hereafter referred to as “Party A”) and Wawai Law (hereafter referred to as “Party B” ) as of January 1, 2010. Party A agrees to appoint Party B as chief sales officer and Party B agrees to accept the appointment, the Parties agree as follows:

Each of Party A and Party B shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

1.
The employment term is commencing upon January 1, 2010 and ending on December 31, 2014. During the employment term, Party A or Party B may terminate this Agreement by giving a thirty-day advance notice, and it is not subject to any penalty and pecuniary compensation.

2.	Party B’s job post description: Party B shall be in charge of all the sales matters under the leadership of the Board of Directors and general manager.
3.	Party B’s salary: US$ 5,000 per month beginning on the closing date of the public offering..
4.	Modification of this Agreement: the Parties may modify this Agreement upon negotiation.
5.	Termination of this Agreement: this Agreement may be terminated upon negotiation. Party B may terminate this Agreement by giving thirty-day advance notice in writing.
6.	Party B agrees to abide by the Personnel Regulations and other rules and regulations stipulated by Party A.
7.	Issues that are not provided in this Agreement may be determined by the Parties through negotiation.

Party A: Foshan S.P.L Special Materials Company
(Seal)
January 1, 2010

Party B: Wawai Law
(Signature)
January 1, 2010